                                                                     Exhibit 2.3

                            ITC LEARNING CORPORATION

                     OEM LICENCE and Distribution Agreement



  This OEM Licence and Distribution ("Agreement") is entered into as of 12th
                                                                        ----
  December 2000 ("Effective Date"), by and between ITC Learning Corporation
  -------- ----
  ("ITC"), a Maryland corporation having its principal place of business at 13515 Dulles Technology Drive, Herndon, Virginia 20171 and Activ Training
                                                             --------------
  Limited ("OEM"), a United Kingdom business, having its principal place of
  -------            -----------------------
  business at 45 Bromham Road, Bedford, MK40 2AA United Kingdom.
              -------------------------------------------------

  The parties have entered into this agreement on the terms and conditions set forth in the following documents:

  1.   TERMS AND CONDITIONS
  2.   EXHIBIT A: LICENCED PRODUCTS
  3.   EXHIBIT B: LICENCE FEE AND ROYALTIES
  4.   EXHIBIT C: SUBLICENCE TERMS

  EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT AND THAT IT AGREES TO ALL OF THE TERMS AND CONDITIONS AS SET FORTH IN THE ABOVE NOTED DOCUMENTS.

  IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED
  BELOW:


  ITC LEARNING CORPORATION           ACTIV TRAINING LIMITED ("OEM")
                                     ------------------------------


  By:  /s/Christopher E. Mack        By:  /s/Phillip G. Jones
      ---------------------------        ------------------------------
  Authorized Signature                   Authorized Signature


  Name:                              Name:
       --------------------------          ----------------------------
  Please Type or Print               Please Type or Print


  Title:  President                  Title:  Managing Director
          -----------------------            --------------------------
  Please Type or Print               Please Type or Print


  Date:  12/12/00                    Date:  12/12/00
         ------------------------           ---------------------------



  ITC OEM Contract Number:
                           ---------------------
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ITC LEARNING CORPORATION                  OEM LICENCE and Distribution Agreement


  TERMS AND CONDITIONS

  DEFINITIONS

  Product(s). shall mean only where the singular word "Product(s)" appears those
  ------------
  which are defined below as ITC Owned Product(s), Third Party Product(s) and Composite Product(s).

  ITC Owned Product(s). shall mean ITC courseware modules (including but not
  -------------------
  limited to all media elements instructional design related documentation and software programmes in object and source code format) in which ITC have greater than 50% of any intellectual property rights.

  Third Party Product(s). shall mean ITC courseware modules (including but not
  -----------------------
  limited to all media elements instructional design related documentation and software programmes in object and source code format) which ITC does not itself own but are licensed or sub-licensed to it or in which ITC has 50% or less of any intellectual property rights.

  Composite Product(s). means new product(s) created by OEM by (i) incorporating
  ---------------------
  modifications and/or additional programming code to ITC Owned Product(s) which add substantially new or different functionality to them, and/or (ii) by integrating those ITC Owned Product(s) with OEM's own product(s) to create a highly differentiating offering.

  Documentation.  Information related to all elements of the Product.
  --------------

  Object Code.  The representation of Product(s) in the binary instruction code
  ------------
  form suitable for execution by a computer.

  Source Code.  The representation of Product(s) in a relatively high-level
  ------------
  software programming language and digital media assets.

  End-User(s).  Customers who acquire product(s) for their internal use and not
  ------------
  for redistribution, remarketing, time-sharing, or service bureau use.

  Sub-Distributor(s).  Distributors and Resellers of the OEM who purchase and
  -------------------
  resell products and provide distribution and logistical resources for the ultimate purpose purchase by End-Users.

  Territory.  United Kingdom, Europe (as defined by any geographical/political
  ----------
  definition referring to Europe currently in operation of which shall be extended to include those countries not presently within `Europe' but which may become part of `Europe' during the currency of this Agreement) Scandinavia, Ireland, Baltic Republics, the Middle East and the continent of Africa (including any islands off shore of any of the aforementioned).

  Effective Date.  The date of execution hereof by both parties as specified
  ---------------
  above.

1.  OEM AND DISTRIBUTION LICENCE GRANTED

    1.1.   OEM Licence. ITC hereby grants to OEM a non-transferable and non-
           -----------
           exclusive restricted right to develop Composite Product(s) based on the items licenced as described in "Exhibit A: Part 1". Rights and ability (including the provision of Source codes or any such similar) to modify the ITC Owned Product(s) are granted herein. OEM shall reproduce and apply the copyright, trademark and other proprietary notices, including any applicable third party notices on all copies of the Composite Product(s) made by OEM. OEM hereby grants ITC an OEM Licence on Composite Product(s) developed by OEM as shall separately be agreed between them.

    1.2.   Distribution Licence. ITC hereby grants to OEM an exclusive and non-
           --------------------
           transferable licence during the term of this Agreement to distribute the ITC Owned Product(s) as described in "Exhibit A: Part 1" and Composite Product(s) in the agreed Territory. ITC grants OEM a non-exclusive and non-transferable licence to distribute Third-Party Product(s) as described in "Exhibit A: Part 2". OEM may, in its sole discretion, appoint sales agents, sub-distributors, and resellers to distribute Product(s). OEM is authorized to sublicence reproductions of Product(s) to End-User(s) without consent, and Sub- Distributor(s) with the prior consent of ITC which shall not be unreasonably withheld. No distribution rights for Call Centre Product(s) for the Temporary Staffing Services market is granted herein. Where there is already in existence an Agreement in place between ITC, OEM and any End-User or Sub-Distributor the prohibition for the distribution rights for the Temporary Staffing Services Markets will not apply (specifically in South Africa). ITC shall have a unilateral approval authority over any new exclusive Sub-Distributor(s) Agreement that OEM may make, such approval authority not to be

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ITC LEARNING CORPORATION                  OEM LICENCE and Distribution Agreement


           unreasonably withheld. OEM Sub-Distributor(s) Licence Agreement shall include the mandatory terms provided by ITC in "Exhibit C:
           Sub-Licence terms: mandatory terms for OEM's Sub-Distributor(s) Licence Agreement".

    1.3.   End-User(s) Licence. OEM will grant Sublicences to End-User(s) for
           -------------------
           use of the Product(s). OEM End-User(s) licence shall include End-User(s) Sublicence terms provided by ITC in "Exhibit C:
           Sublicence Terms: mandatory terms for OEM's End-User(s) Licence Agreement", save in respect of any existing End-User(s) Licence Agreements already entered into by OEM. OEM shall make no representations and warranties on behalf of ITC and shall not grant any rights to End-Users beyond those contemplated by this Agreement. Upon request, OEM will promptly provide ITC with reasonable access to all End-User(s) agreements licensing Product(s).

    1.4    Conflict. This Agreement shall apply to any existing End-User(s) and
           --------
           Sub-Distributor(s) Agreements entered into by OEM before the date of this Agreement save where those are expressly excluded by this Agreement. In the event of any conflict between the terms of this Agreement and any such prior Agreements the terms of those prior Agreements between OEM and its End-User(s) and Sub-Distributor(s) shall prevail.

  1.5  EXCLUSIVITY
  ---  -----------

           1.5.1 ITC will not appoint any third party as a competitor as agent, distributor or otherwise for the sale and distribution of the Product(s) for the duration of this Agreement or any holding over or extension thereof and shall not itself make any sale of or other such distribution or disposal of Product(s) directly or indirectly within the Territory for the duration of the Agreement or any holding over or extension thereof.

           1.5.2 In the event that ITC is approached by any End-User and/or Sub-Distributor directly for the purchase, sale, delivery or distribution of product(s), directly or indirectly to it, ITC will refer any such End-User(s) and Sub-Distributor(s) to OEM.

           1.5.3 ITC will not grant any form of licence or distribution agreement relating to product(s) to any third party which will result in competition with the activities of OEM within the Territory for the duration of the Agreement or any holding over or extension thereof.

           1.5.4 ITC will not refer or recommend any End-User or Sub-Distributor, who has a place of business within the Territory, to any other licencee or agent with whom it has the same or similar Agreement as entered into with OEM, outside the Territory so that any End-User and/or Sub-Distributor has access to or is supplied with Product(s) which otherwise should be supplied by OEM.

           1.5.5 In the event that ITC merges with or acquires or is acquired by any other form of legal corporation, undergoes amalgamation, reconstruction or de-merger, is subject to any management buy-out or form of receivership or winding-up procedure (until actually wound up) or in the event that in any way assigns or sub-licences its obligations and benefits or any of them as set out in this Agreement, the exclusivity of this Agreement shall be preserved by ITC ensuring that any such third party shall be subject to the obligations of this Agreement, and will, enter into a positive obligation to perform the terms set out in this clause as to exclusivity for the continuing benefit of OEM.

           1.5.6 ITC will honour and maintain OEM exclusively in relation to any End-User or Sub-Distributor Agreement entered into by OEM with any End-User or Sub-Distributor and which are in existence and operative as at the Effective Date and which may be subject to extension or renewal during the operation of this Agreement and that the foregoing provisions as to exclusivity under clause 1.4 shall apply to those existing End-User(s) or Sub Distributor(s) Agreements as if entered into with OEM after the Effective date.

           1.5.7 ITC shall be released from its obligations under the forgoing sub clauses by giving three months written notice to OEM. Such notice may only be given where ITC becomes a wholly owned subsidiary of another company or merges with another company (already formed trading and not an `associated company' or another company in a `group' of companies with which ITC is or shall have become already concerned by the time such notice is given) and not being a company formed for that purpose. In the event of such notice being given ITC will:

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ITC LEARNING CORPORATION                  OEM LICENCE and Distribution Agreement


                   1) Repay all royalty payments paid by OEM under this Agreement
                   2) Forthwith release OEM from any obligations under this Agreement
                   3) Forthwith release OEM from the Secured Promissory Note and remove all entries related to that Secured Promissory Note at Companies House or wherever else placed.

                   ITC's release from its obligations under this sub-clause shall not apply in any event to all or any of OEM's existing Sub-Distributor(s) Agreements (where exclusive in nature) and existing End-User(s). For the purpose of this sub-clause "existing" includes those End-User(s) and Sub-Distributor(s) with whom OEM dealt prior to the date of this Agreement and during its operation.

    1.6    Limitations. All associated patents, copyrights, trade secrets and
           -----------
           other proprietary rights shall remain with ITC. Title to the Third Party Product(s) developed by third parties and all associated patents, copyrights, trade secrets and other proprietary rights shall remain with such third parties.

1.6  Product Availability.  ITC shall use reasonable efforts to upgrade and
     ---------------------
     update existing ITC Owned Product(s) and Third Party Product(s) and introduce new Third Party Product(s) and ITC Owned Product(s) and to review the need for the same regular intervals throughout the period for which this Agreement is in operation. ITC may withdraw any ITC Owned Product(s) and Third Party Product(s) at any time within twelve (12) months prior notice.

1.7  Standard of Performance.  OEM shall use its reasonable efforts to perform
     ------------------------
     responsibilities described in this agreement.

1.8  Retained Rights.  All rights that are not expressly granted to OEM herein
     ----------------
     are retained by ITC.


2.   ROYALTIES, PAYMENT AND REPORTS

     2.1.  Royalties.  For each copy of Product(s) distributed by OEM, OEM shall
           ---------
           pay royalties as set out on Exhibit B. The royalties shall accrue when the end copy is shipped by OEM to a Sub-Distributor or End-User.

     2.2.  Reports and Payment; Audit Rights.
           ----------------------------------

           a) OEM shall provide, within 10 days after the end of each calendar month, a report of all payments due ITC for sales of new licences and upgrades made during the month. OEM shall also provide, within sixty
           (60) days after the end of each calendar quarter, royalties due ITC for sales made during the preceding quarter. Payment shall be accompanied by a list of customers sold to during this royalty period. Such list shall show each customer by name and customer contact, including address, and telephone number. ITC agrees that it will not directly or indirectly contact any third party appearing on any such list unless by prior agreement with OEM.

           b) OEM agrees to make and to maintain until the expiration of two (2) years after the last payment under this Agreement is due, complete books, records and accounts regarding OEM's copies and the Licence Fees due ITC hereunder. ITC shall have the right not more than once every twelve (12) months to examine such books, records and accounts during OEM's normal business hours to verify OEM's reports on the amount of payments made to ITC under this Agreement. If any such examination discloses a shortfall in payment to ITC of more than five (5%) for any quarter, OEM agrees to pay or reimburse ITC for the reasonable expenses of the examination.


3.   WARRANTY AND SUPPORT

     3.1.  Warranty. ITC warrants to OEM that, for a period of one (1) year from
           --------
           the shipment to OEM, the ITC Owned Product(s) and Third Party Product(s) will conform substantially to the documentation supplied with the ITC Owned Product(s) and Third Party Product(s). If OEM discovers a material defect in a ITC Owned Product(s) and Third Party Product(s) which causes such product to fail to substantially so conform, within the warranty period, OEM will promptly notify ITC. ITC's obligation will be, in the case of ITC Owned Product(s), developed by ITC, for ITC to use all reasonable commercial efforts promptly to correct such failure to conform, and, in the case of Third Party Product(s) developed by a third party, to all use reasonable commercial efforts to provide OEM with a corrected version of the third party product. In the event of such failure not being cured within sixty days or in the event of delay in rectification beyond sixty days (both periods of sixty days being calculated from the time/date of notification to ITC by OEM) such as to cause a significant effect upon or delay on Gross Receipts by OEM the terms of this Agreement and the Secured Promissory Note shall be renegotiated between the parties. THE PROVISIONS OF THIS SECTION 3.1 SETS FORTH OEM'S SOLE REMEDY AND ITC'S SOLE LIABILITY WITH RESPECT TO THE WARRANTY SET FORTH HEREIN, REGARDLESS OF WHETHER THIS REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

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ITC LEARNING CORPORATION                  OEM LICENCE and Distribution Agreement


     3.2.  Disclaimer.  EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTY, ITC MAKES
           ----------
           AND OEM RECEIVES NO WARRANTIES ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH OEM, AND ITC SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ITC does not warrant that the operation of the Products will be uninterrupted or error free.

     3.3.  Support. OEM shall offer and provide prompt and efficient first line
           -------
           support for the Products to its Sub-Distributor(s) and End-User(s), including, without limitation, installation, training and telephone support. OEM will maintain at least one designated full-time-equivalent employees adequately trained and able to provide such support services. ITC will train such employees at ITC's facilities at no charge. ITC will provide OEM back-up telephone support for the designated employees only during ITC's normal business hours for answering questions regarding use and operation of the Products and for receiving reports of errors in the Products. ITC will supply OEM all workarounds, bug fixes and modifications to the Products which it makes generally available to its customers. In order to allow ITC to provide support, and as a condition of ITC's support obligations, OEM will provide ITC two units of each representative Composite Product free of charge within thirty (30) days after commercial release of the Composite Product. As maintenance, ITC shall provide, to OEM only, on an ongoing basis, upgrades and significant updates or revisions to the ITC Owned Product(s) and Third Party Product(s), over the Term of the Agreement. ITC shall determine what constitutes an upgrade and a significant update or revision.

     3.4.  Supplemental Support.  ITC shall provide to OEM in addition to and in
           --------------------
           order to support its obligations otherwise set out the following:

           3.4.1 All and any artwork for marketing literature/collaterals in respect of Third Party Product(s) and ITC Owned Product(s) to OEM within 14 days of such materials being produced for or on behalf of ITC to enable OEM to produce customized literature in support of its performance of its obligations under this Agreement entered into by it with End-Users and Sub-Distributors.

           3.4.2 Two master copies of all courseware which shall be full, complete and defect free together with any associated literature within 14 days of such being produced and marketed by ITC.


4.   INDEMNIFICATION

     4.1. ITC will defend at its expense any action brought against OEM to the extent that it is based on a claim that the ITC Owned Product(s) and Third Party Product(s) or any part thereof, when used within the scope of this Agreement, infringe any copyright or infringe any patent issued as of the Effective Date, and ITC will pay any settlements and any costs, damages and attorneys' fees incurred by OEM in such action which are attributable to such claim; provided, the foregoing obligation shall be subject to OEM notifying ITC promptly in writing of the claim, giving ITC the exclusive control of the defense and settlement thereof, and providing all reasonable assistance in connection therewith. ITC shall have no liability for any claim of infringement arising out of (i) the use of other than an unaltered release of a ITC Owned Product(s) and Third Party (Product(s) developed by ITC, (ii) the use or combination of a ITC Owned Product(s) and Third Party Product(s) developed by ITC with non- ITC programs, data or equipment if such infringement was caused by such use or combination, or (iii) OEM's continued distribution of a ITC Owned Product(s) and Third Party Product(s) developed by ITC after notification from ITC to cease such distribution due to ITC 's determination that the ITC Owned Product(s) and Third Party (Product(s) developed by ITC is or is likely to become the subject of a claim of infringement. THE FOREGOING SETS FORTH ITC 'S ENTIRE LIABILITY FOR ANY INFRINGEMENT BY THE PRODUCTS OR ANY PART THEREOF.

     4.2. Except for warranty claims for which ITC is liable under Section 3.1 and infringement claims covered by Section 4.1, OEM agrees to indemnify and hold ITC harmless against any cost, loss, liability, or expense (including attorneys' fees) arising out of third party claims against ITC as a result of OEM's negligent promotion or distribution of the ITC Owned Product(s) and Third Party Product(s), including, without limitation, providing unauthorized - representations or warranties to its customers regarding the ITC Owned Product(s) and Third Party Product(s) or breaching any term, representation or warranty of this Agreement.



5.   LIMITATION OF LIABILITY

     5.1. SAVE AS OTHERWISE PROVIDED FOR ELSEWHERE IN THIS AGREEMENT IN NO EVENT WILL ITC BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS, OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE TERMINATION THEREOF, WHETHER OR NOT ITC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH

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ITC LEARNING CORPORATION                  OEM LICENCE and Distribution Agreement


           DAMAGE, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT.


6.   CONFIDENTIALITY

     6.1. OEM and ITC agree that any inventions, algorithms, know-how, ideas and other business, technical or financial information (specifically source codes or - other such coding or information) obtained from each other are the confidential property of each party or its licensors ("Confidential Information"). Except as expressly provided herein, both parties will hold in confidence and not use or disclose any Confidential Information, and shall similarly bind its employees in writing. Both parties nondisclosure obligation shall continue for three (3) years following termination of this Agreement, but shall not apply to information that (a) is known by the receiving party or is publicly available at the time of disclosure by the disclosing party to the receiving party through no breach of this Agreement by the receiving party; (b) becomes publicly available after disclosure by the disclosing party to the receiving party through no breach of this Agreement by the receiving party; (c) is hereafter rightfully furnished to the receiving party by a third party without restriction as to use or disclosure; d) is disclosed with the prior written consent of the disclosing party; (e) is information that was independently developed by the receiving party; or (f) is required to be disclosed pursuant to any judicial or administrative proceeding, provided that the receiving party immediately after receiving notice of such action notifies the disclosing party of such action to give the disclosing party the opportunity to seek any other legal remedies to maintain such information in confidence.


7.   TRADEMARKS

     7.1.  Use. During the term of this Agreement, OEM shall have the right to
           ---
           indicate to the public that it is an authorized OEM of the Product(s) and to advertise such Products under the trademarks, marks, and trade names that are contained on the Products (the "Trademarks"). OEM will not, and will ensure that its distributors will not, alter or remove any Trademark, or affix, without the written permission of ITC, any other trademarks, marks or other logos on the products. Nothing herein shall grant to OEM any right, title or interest in the Trademarks. At no time during or after the term of this Agreement shall OEM challenge or assist others to challenge the Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to the Trademarks.

     7.2.  Approval. All representations of the Trademarks, which OEM intends to
           --------
           use for the Product(s) and shall first be submitted to ITC for approval (which shall not be unreasonably withheld).


8.   TERM AND TERMINATION

     8.1. This Agreement shall continue in force from the Effective Date hereof and shall continue for a period of 5 years unless terminated under the provisions of this Agreement. After the end of the 5 year period the Agreement shall continue unless terminated by other party upon not giving less than 12 months written notice which may not be given to expire before the end of the 5 year period.

     8.2. Termination. If either party defaults in the performance of any provisions of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement shall be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty-day period, then the Agreement shall terminate immediately without further notice. This Agreement shall terminate automatically, without notice, (i) upon the institution by or against OEM of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of OEM's debts, (ii) upon OEM's making an assignment for the benefit of creditors, or (iii) upon OEM's dissolution.

     8.3. Effect of Termination. Upon the termination of this Agreement the rights and licences granted to OEM pursuant to this Agreement will automatically cease provided that all existing sub-licences to End-Users and Sub-Distributors will continue for their duration as agreed with OEM and OEM shall be able to discharge their obligations under those licences and they shall be entitled to purchase from ITC and sell any ITC Owned Product(s) and Third Party Product(s) necessary to fulfil those obligations. The unpaid balance of any royalties shall become due and payable within 60 days of such termination. Except as provided in the last sentence of this Section 8.3, all Trademarks, marks, trade names, patents, copyrights, designs, drawings, formulae or other data, photographs, samples, literature, and sales aids of every kind supplied by ITC shall be returned to ITC. Within sixty (60) days after the termination of this Agreement, OEM shall prepare all such items in its possession for shipment, as ITC may direct, at ITC's expense. OEM shall not make or retain any copies of any confidential items or information which may have been entrusted to it. Effective upon the termination of this Agreement, OEM shall cease to use the Trademarks. Provided, however, that OEM may use the Trademarks after termination of this Agreement to sell any Product(s) it has in inventory at that time.

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ITC LEARNING CORPORATION                  OEM LICENCE and Distribution Agreement


     8.4.  Survival Provisions.  If this Agreement is terminated for any reason,
           -------------------
           the provisions of Sections 2.2.b, 4.2, 5, 6, 3.2, 7, 8.4, 9.6 and
           9.11 shall survive.


9.   GENERAL TERMS
     -------------

     9.1. ITC will continue and maintain its support of OEM in relation to any current or future dispute, Court action or dispute resolution and in the taking of any reasonable steps to maintain OEM's involvement in South Africa and further that ITC will declare and state such support when reasonably asked by OEM to do so, in particular in statements to the effect that Infocast have no legal right either to establish relationships with End-Users and/or Sub-Distributors or purport to or actually act as End-Users, Distributors or Sub-Distributors or in any way otherwise infringe OEM's rights in South Africa.

     9.2.  Assignment and Binding Effect. ITC and OEM agree that their rights
           -----------------------------
           and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of the other which shall not be unreasonably withheld. Nor shall an assignment or transfer of this Agreement be effected by the operation of law such as for example by merger, consolidation, sale of business assets or by acquisition of the majority of the voting stock of either ITC or OEM without prior written consent of the other party which shall not be unreasonably withheld. Any attempted assignment in violation of the provisions of this Section shall be null and void. Subject to the foregoing this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

     9.3.  Notices. Notices under this Agreement shall be sufficient only if
           -------
           personally delivered, delivered by a major commercial rapid delivery courier service, delivered by facsimile transmission, or mailed by certified or registered mail, return receipt requested to a party at its addresses first set forth herein or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received seven (7) days after deposit.

     9.4.  Publicity.
           ---------

           9.4.1 No press release, press statement, policy statement or publicity material whatsoever or in whatever format shall be disseminated or distributed howsoever directly or indirectly relating to any or all aspects of the relationship between OEM and ITC before, during or after this Agreement without the prior express joint agreement of ITC and OEM.

           9.4.2 Following execution of this Agreement a Policy Statement shall jointly be produced by ITC and OEM (the precise wording of which shall be agreed separately) which should clearly state that OEM are the exclusive master distributor for ITC Product(s) (in the Territory, that OEM exclusively represents all ITC interest in the Territory and to the effect that anyone reading the Policy Statement can have every confidence that OEM will provide them with Product(s) service and support in at least a professional manner as ITC themselves would do. Such Policy Statement to be readily available to and provided to any Third Party enquiring of ITC as to the status of OEM.

           9.4.3 Will state with prominence on their website and any appropriate literature that OEM are the exclusive master distributor for the Territory and such statement will have the same prominence as ITC will by locations or at least the same prominence given whilst the OEM was wholly owned by ITC.

     9.5.  Import and Export Controls. OEM and ITC will comply with all export
           --------------------------
           laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not export, or allow the export or re-export of any Product or any direct product thereof in violation of any such restrictions, laws or regulations.

     9.6.  Proper Law and Jurisdiction.
           ---------------------------

           9.6.1. This Agreement shall be governed by English law in every particular including formation and interpretation shall be deemed to have been made in England. 9.6.2. Any proceedings arising out of or in connection with this Agreement may be brought in any Court of competent jurisdiction in the United Kingdom.

           9.6.3. The submission by ITC and OEM to such jurisdiction shall not limit the right of either part to commence any proceedings arising out of this Agreement in any other jurisdiction that may be considered appropriate.

           9.6.4. Any notice of proceedings or other notices in connection with or which would give effect to any such proceedings may without prejudice to any other method of service be served on any party in accordance with 9.2 above.

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ITC LEARNING CORPORATION                  OEM LICENCE and Distribution Agreement


     9.7.  Partial Invalidity. If any provision of this Agreement is held to be
           ------------------
           invalid, then the remaining provisions shall nevertheless remain in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.

     9.8.  No Agency. ITC and OEM are each independent entities and neither
           ---------
           party shall be, nor represent itself to be, a franchisor, franchisee, joint venturer, partner, master, servant, principal, agent or legal representative of the other party for any purpose whatsoever.

     9.9.  No Waiver. No waiver of any term or condition of this Agreement shall
           ---------
           be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.

     9.10. Force Majeure. Nonperformance by either party shall be excused to the
           -------------
           extent that performance is rendered impossible by strike, fire, flood, earthquake, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond in the control and not caused by the negligence of the non-performing party; provided that any such nonperformance shall be cause for termination of this Agreement by the other party if the nonperformance continues for more than sixty (60) days.

     9.11. Legal Expenses. The prevailing party in any legal action brought by
           --------------
           one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys' fees.

     9.12. Counterparts. This Agreement may be executed in two or more
           ------------
           counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     9.13. Language. This Agreement is in the English language only, which
           --------
           language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

     9.14. Entire Agreement. This Agreement sets forth the entire agreement and
           ----------------
           understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

ITC LEARNING CORPORATION                  OEM LICENCE and Distribution Agreement


EXHIBIT A: LICENCED PRODUCTS


  SEE ATTACHED "A"

ITC LEARNING CORPORATION                  OEM LICENCE and Distribution Agreement


EXHIBIT B: LICENCE FEE AND ROYALTIES

  OEM commits to minimum royalty of (British pounds)666,666.66 UK sterling which will be paid as to

  1. (British pounds)166,666.66 by way of advance royalty payment and in consideration for the grant of this Agreement on the Effective Date and thereafter the balance as set out below

  2. On the balance (British pounds)500,000.00 throughout the five year term of this agreement OEM shall pay 50% royalty to ITC on all Product(s) sales until its financial obligations pursuant to the Secured Promissory Note dated the 8th December 2000 are met in full.

      Thereafter OEM shall pay for each licence of any Product and product sale sold by OEM to its Sub-Distributors and or End-Users, OEM shall pay to ITC 30% of Gross Receipts derived from Product(s).

      'Gross Receipts' shall mean all licence fee revenues received by OEM from the licence of Product(s) at sale price less returns. It does not include charges for shipping and handling, sales and use taxes, reimbursements for out of pocket costs, charges for customization etc.

  3. ITC agrees to provide OEM with 180 days' notice of any changes to its published list prices and ITC will solicitor OEM input before making any such changes.

  4. ITC shall not impose on OEM any restrictions on the sale of any Product(s) by OEM to all or any of its Sub-Distributors or End-Users, within the Territory.

ITC LEARNING CORPORATION                  OEM LICENCE and Distribution Agreement


EXHIBIT C: SUBLICENCE TERMS


  MANDATORY TERMS FOR OEM'S END-USER LICENCE AGREEMENT
  ----------------------------------------------------

  Each End User Licence shall at a minimum contain terms and conditions substantially similar to the following:

  Copyright and Licence Notice.  ITC Learning Corporation. 1993-2000.  All
  -----------------------------
  rights reserved. This software is protected by copyright law and international treaties. Unauthorized use, reproduction, or distribution of all or part of this software may result in civil or criminal penalties. This software is licenced, not sold, to licencees who have agreed to the terms of an end user licence agreement ("agreement") entered into with ITC Learning Corporation ("ITC") that restricts use of the software to a specified number of copies and authorized users or to a number of workstations and servers, at specific locations, and also contains warranty disclaimers and limitations on ITC's liability. This software is licenced for licencee's use only and not for redistribution.

  This is a legal document.  Read it carefully before completing the
  -------------------------
  installation process and using the software. The software may only be used in accordance with the following restrictions, which may only be modified upon ITC's written approval. By installing and using the software, licencee is confirming acceptance of the software and agreeing to become bound by the terms of this document. If licencee does not wish to become so bound, do not complete the installation process.

  Licence Restrictions.  Except as set forth in a written Agreement signed by
  ---------------------
  ITC, Licencee may not:
  1.  Copy the Software;
  2. Cause or permit reverse compilation, reverse assembly, reverse engineering, or any other attempt to discover the human-readable form of all or any portion of the Software;
  3. Distribute, sublicence, disclose, market, rent, lease, or transfer to any third party any portion of the Software or ITC documentation or use the Software or such documentation in any service bureau arrangement, facility management, or third party training;
  4. Transfer the Software to a different location without prior written notice to ITC; or 5. Export the Software.

  No licence, right, or interest in any ITC trademark, trade name, or service mark is granted hereunder.

  Proprietary Rights Notice.  ITC (or its third-party providers) retains title
  --------------------------
  to all portions of the Software and any copies thereof. Title to the physical media only for the Software vests in Licencee upon shipment to Licencee. The Software contains valuable proprietary information and Licencees are obligated not to disclose the Software to anyone other than those of their employees or ITC-authorized contractors under nondisclosure obligations who have a need to know for purposes consistent with the terms of the Agreement.

  Disclaimer of Warranty.  Except as indicated in a written Agreement signed by
  -----------------------
  ITC, the software and any documentation are provided on an "as is" basis, without any warranty whatsoever. ITC expressly disclaims all warranties on behalf of itself or its suppliers, express, implied or statutory, including, without limitation, the implied warranties of merchantability, title, non-infringement and fitness for a particular purpose, or that the software operation will be uninterrupted or error free.

  Limitation of Liability.  Except as indicated in a written Agreement signed by
  ------------------------
  ITC, ITC shall not be liable for any special, indirect, punitive, consequential or incidental damages (including but not limited to such damages arising from breach of contract or warranty or from negligence or strict liability), or for lost data or lost profits, arising out of or in connection with this agreement, even if advised beforehand of the possibility of such damages. In no event shall ITC's liability exceed the amount paid by licencee to ITC for the software upon which the claim is based. The parties agree to the allocation of liability and risk as set forth in this section.

  Assignment.  Licencee may not assign this Agreement without the prior written
  -----------
  consent of ITC, and any prohibited assignment shall be null and void. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties and of their successors or assigns.

  U.S. Government End Users.  The Software is a "commercial" item" as that term
  --------------------------
  is defined at 48 C.F.R. 2.101, consisting of "commercial computer software" and "commercial computer software documentation" as such terms are used in 48 C.F.R. 12.212. Consistent with 48 C.F.R. 212 and 48 C.F.R. 227.7202-1 through 227.7202-4, all U.S. Government End Users acquire the Software with only those rights set forth herein.

ITC LEARNING CORPORATION                  OEM LICENCE and Distribution Agreement


  MANDATORY TERMS FOR OEM'S SUB-DISTRIBUTOR LICENCE AGREEMENT
  -----------------------------------------------------------

  Licensing Restriction.  The licence agreement shall provide for (i) a
  ----------------------
  prohibition of reproduction and modification of the Product(s)); (ii) distribution in accordance with applicable terms and conditions hereof and as limited to the Territory and Field of Use; and (iii) a prohibition of bundling or combining the Product(s) with any product, except
  ------

  (a)  for existing Sub-Distributor(s) Licence Agreements and

  (b) as may be reasonably necessary to enable the Product(s) to be sold and used in the Territory appropriate to the Sub-Distributor(s) taking into account any local requirements demands or conditions of sale.

  Flow-Down Provisions for End-User Licences.  OEM shall require by written
  -------------------------------------------
  contracts, signed by all Resellers that the mandatory provisions for End-Users provided above are maintained throughout the channel of distribution for Product(s).

  Audit Provision.  The licence agreement shall provide for the right of OEM and
  ----------------
  its suppliers to audit the Reseller under terms and conditions similar to the audit provisions of this Agreement.

ITC LEARNING CORPORATION                  OEM LICENCE and Distribution Agreement


EXHIBIT C: LICENCE FEE AND ROYALTIES



  1. For each licence of any Product and Composite sold by OEM, its distributors, or agents, the OEM will pay to LICENSOR:

          the percentage/per unit royalty is the greater of:

          (i) thirty (30%) of Gross Receipts derived from Product(s);

          (ii.a) six dollars ($6) per unit of Product(a course) distributed on single-user annual subscription licence;

          (ii.b) thirty dollars ($30) per unit of Product distributed on single-user perpetual licence; or

          (ii.c) three hundred dollars ($300) per unit of Product distributed on an stand-alone workstation perpetual licence.



  Gross Receipts shall mean all licence fee revenues received by the OEM, from the licence of Product(s) and Composite Product(s) at sales price less returns. It does not include other charges for shipping and handling, sales and use taxes, reimbursements for out of pocket costs, charges for customization, etc.